Exhibit 99.1

Contact: Dan Cravens
480-693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS REPORTS THIRD QUARTER PROFIT

Highlights of US Airways Group, Inc.’s (the Company) third quarter 2011 results:

•	The Company reported a net profit excluding special items for the third quarter 2011 of $95 million, or $0.51 per diluted share. This compares to the third quarter 2010 net profit excluding special items of $243 million, or $1.23 per diluted share.

•	A 44 percent increase in consolidated fuel price drove the year-over-year decline in profitability. Had average fuel prices remained at third quarter 2010 levels, third quarter 2011 fuel expense would have been approximately $360 million lower.

•	The highest third quarter revenues in Company history helped offset much of the fuel price increase. Total revenue increased 8.1 percent year-over-year to a record $3.4 billion and total revenue per available seat mile (ASM) increased 9.4 percent to a record 15.21 cents.

TEMPE, Ariz., Oct. 27, 2011 — US Airways Group, Inc. (NYSE: LCC) today reported its third quarter 2011 financial results. The Company reported a net profit excluding special items for the third quarter 2011 of $95 million, or $0.51 per diluted share. This compares with the third quarter 2010 net profit excluding special items of $243 million, or $1.23 per diluted share. On a GAAP basis, the Company reported a net profit for the third quarter 2011 of $76 million, or $0.41 per diluted share. This compares with the third quarter 2010 net profit of $240 million, or $1.22 per diluted share.

See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.

US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are pleased to report a third quarter 2011 profit, particularly given the 44 percent year-over-year increase in fuel price. Customer demand continues to be strong as evidenced by the highest third quarter revenue and total revenue per ASM in Company history. In addition, our employees have remained focused on controlling costs and continue to deliver outstanding results. Our third quarter mainline unit cost excluding fuel, special items and profit sharing was up only 1.7 percent, despite a 0.6 percent reduction in ASMs.

“Looking forward, we see continued strong demand in the fourth quarter. Thanks to continued capacity discipline, aggressive cost control and focus on outstanding operating reliability, we believe US Airways is well positioned for 2012.”

Revenue and Cost Comparisons

A robust demand environment and strong passenger yields led to improved revenue performance. Total revenues in the third quarter were a record $3.4 billion, up 8.1 percent versus the third quarter 2010 on a 1.2 percent decrease in total ASMs. Total revenue per available seat mile was a record 15.21 cents, up 9.4 percent versus the same period last year driven primarily by a 7.8 percent increase in passenger yields.

Total operating expenses in the third quarter were $3.3 billion, up 13.7 percent over the same period last year due primarily to a $356 million increase in consolidated fuel expense. Mainline CASM was 12.93 cents, up 14.1 percent on a 0.6 percent decrease in mainline ASMs. Excluding special items, fuel and profit sharing, mainline CASM was 8.06 cents, up 1.7 percent versus the same period last year.

Express CASM excluding special items and fuel was 14.63 cents, up 9.8 percent on a 4.6 percent decrease in ASMs. As discussed in prior quarters, this increase was largely driven by higher maintenance costs related to our PSA CRJ-200 fleet as these aircraft are now more than seven years old.

Liquidity

As of September 30, 2011, the Company had approximately $2.4 billion in total cash and cash equivalents, of which $384 million was restricted. This is the Company’s highest third quarter total cash balance since 2007.

Special Items

The Company recognized approximately $19 million of net special items in the third quarter. Operating special charges were $13 million, which were primarily related to legal costs incurred in connection with the Delta slot transaction and auction rate securities arbitration as well as severance costs. In addition, the Company incurred a $21 million non-cash tax charge in connection with the sale of our final investment in auction rate securities. These charges were offset in part by a $15 million special credit for an award received in an auction rate security investment arbitration.

Notable Accomplishments

•	Received U.S. Department of Transportation approval regarding the previously announced transfer of takeoff and landing rights between Delta and US Airways at New York’s LaGuardia and Washington’s Reagan National airports.

•	Completed an offering of Enhanced Equipment Trust Certificates (EETCs) in the aggregate face amount of approximately $53 million. This offering was an issuance of Class C certificates under the Company’s Series 2010-1 series of EETCs issued in December 2010. The net proceeds from the offering were used for general corporate purposes.

•	Took delivery of three of its 12 A321 aircraft deliveries scheduled for 2011. The Company expects to take delivery of the remaining nine A321 aircraft in the fourth quarter 2011 and an additional 12 A320 family aircraft in 2012. These 24 aircraft will be used to replace legacy Boeing 737 aircraft. The new aircraft will feature more First Class seats than the aircraft being replaced and will be equipped with Gogo Inflight Internet.

•	Launched the domestic airline industry’s first natural language Interactive Voice Response (IVR) system, which shortens call times and provides more self-service options for customers. In conjunction with this new technology, the airline will bring approximately 400 new jobs to its Phoenix, Reno, Nev. and Winston-Salem, N.C. reservations centers this year when it returns work to the United States currently handled outside of the country.

•	Unveiled a 56,000 square-foot ground support equipment (GSE) building in Philadelphia, which is soon to be the first LEED (Leadership in Energy and Environmental Design) Silver certified building at Philadelphia International Airport. The PHL GSE team of 90 maintains and repairs more than 2,000 pieces of equipment including baggage carts, catering trucks and electric tugs, enhancing system reliability and on-time performance.

•	For the second consecutive year, was named as one of the 50 best U.S. companies for Hispanic women by LATINA Style magazine. The magazine reviewed more than 800 corporations and included US Airways as the only airline among its top 50 companies.

•	As part of the Company’s commitment to supporting military service members and veterans, US Airways operated its 200th Honor Flight. The Honor Flight Network is a non-profit organization which provides World War II veterans the opportunity — free of charge — to visit the memorial erected in their honor in Washington, D.C. The airline’s other military initiatives include a partnership with the Fisher House Foundation that allows passengers to donate their Dividend Miles to provide travel to service members receiving treatment at a military hospital. In addition to many other year-round employee volunteer projects supporting veterans’ programs, US Airways also sponsors Veteran’s Day celebrations in its hubs.

•	Recognized more than 100 sons and daughters of US Airways’ employees through the US Airways Education Foundation scholarship program. Each student was awarded a $2,500 scholarship to further their college education.

•	Announced a unique education program, the Field Trip FUNd, which awards $500 grants to Title I public schools in Charlotte, N.C., Philadelphia, Phoenix, and Washington, D.C. The US Airways Field Trip FUNd will absorb the ground transportation costs for educational field trips, providing the opportunity to enrich classroom studies.

Analyst Conference Call/Webcast Details

US Airways will conduct a live audio webcast of its earnings call today at 12:00 p.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >>Investor Relations tab. An archive of the call/webcast will be available in the Investor Relations portion of the Web site through Nov. 27.

2011 Investor Guidance

The Company will provide its investor relations guidance on its Web site (www.usairways.com) immediately following its 12:00 p.m. ET conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding special items, fuel and profit sharing, fuel prices, other revenues and estimated interest expense/income on its investor relations update page on its web site.

This update will also include the airline’s capacity, fleet plan and estimated capital spending for 2011.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,185 airports in 185 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for the sixth year in a row. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCF)

Forward Looking Statements

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; our high level of fixed obligations and our ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in our financing arrangements; provisions in our credit card processing and other commercial agreements that may affect our liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; our inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of our hub airports or our focus city; our reliance on third-party regional operators or third-party service providers; our reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government legislation and regulation; our reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to our business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or our ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; our ability to operate and grow our route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of any accident involving our aircraft or the aircraft of our regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; our ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in our reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2011 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended			9 Months Ended
	September 30,		Percent	September 30,		Percent
	2011	2010	Change	2011	2010	Change

Operating revenues:
Mainline passenger	$2,267	$2,066	9.7	$6,447	$5,800	11.1
Express passenger	796	746	6.6	2,316	2,114	9.5
Cargo	40	37	8.0	126	107	18.4
Other	333	330	1.0	1,011	980	3.2

Total operating revenues	3,436	3,179	8.1	9,900	9,001	10.0

Operating expenses:
Aircraft fuel and related taxes	905	625	44.9	2,587	1,775	45.7
Salaries and related costs	577	579	(0.3)	1,726	1,708	1.1
Express expenses:
Fuel	273	197	38.4	803	562	42.8
Other	521	497	4.8	1,573	1,465	7.4
Aircraft rent	160	168	(4.9)	486	508	(4.2)
Aircraft maintenance	163	160	2.3	508	479	6.1
Other rent and landing fees	144	143	0.5	418	413	1.2
Selling expenses	123	118	4.1	343	320	7.4
Special items, net	13	3	nm	22	(1)	nm
Depreciation and amortization	58	65	(10.1)	178	189	(6.0)
Other	319	309	3.0	938	907	3.2

Total operating expenses	3,256	2,864	13.7	9,582	8,325	15.1

Operating income	180	315	(42.8)	318	676	(52.9)

Nonoperating income (expense):
Interest income	1	2	(52.9)	4	11	(65.6)
Interest expense, net	(85)	(83)	0.9	(241)	(252)	(4.4)
Other, net	1	7	(91.9)	(7)	41	nm

Total nonoperating expense, net	(83)	(74)	11.6	(244)	(200)	21.5

Income before income taxes	97	241	(59.6)	74	476	(84.3)

Income tax provision	21	1	nm	21	1	nm

Net income	$76	$240	(68.3)	$53	$475	(88.7)

Earnings per common share
Basic	$0.47	$1.49		$0.33	$2.94

Diluted	$0.41	$1.22		$0.33	$2.45

Shares used for computation (in thousands):
Basic	162,090	161,464		161,999	161,290

Diluted	201,278	204,535		163,916	200,775

US Airways Group, Inc.
Operating Statistics

	3 Months Ended			9 Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change
Mainline
Revenue passenger miles (millions)	16,471	16,159	1.9%	46,301	44,742	3.5%
Available seat miles (ASM) (millions)	19,033	19,143	(0.6)%	55,184	54,162	1.9%
Passenger load factor (percent)	86.5	84.4	2.1 pts	83.9	82.6	1.3 pts
Yield (cents)	13.76	12.79	7.6%	13.92	12.96	7.4%
Passenger revenue per ASM (cents)	11.91	10.79	10.4%	11.68	10.71	9.1%

Passenger enplanements (thousands)	13,520	13,487	0.2%	39,823	38,853	2.5%
Departures (thousands)	112	115	(2.4)%	340	337	0.9%
Aircraft at end of period	339	339	—%	339	339	—%

Block hours (thousands)	311	311	—%	925	902	2.5%
Average stage length (miles)	1,033	1,014	1.8%	999	990	0.9%
Average passenger journey (miles)	1,808	1,779	1.7%	1,710	1,697	0.8%
Fuel consumption (gallons in millions)	289	288	0.3%	833	811	2.6%
Average aircraft fuel price including related taxes (dollars per gallon)	3.13	2.17	44.5%	3.11	2.19	42.0%
Full-time equivalent employees at end of period	31,327	30,455	2.9%	31,327	30,455	2.9%

Operating cost per ASM (cents)	12.93	11.34	14.1%	13.06	11.63	12.3%
Operating cost per ASM excluding special items (cents)	12.87	11.32	13.7%	13.02	11.63	11.9%
Operating cost per ASM excluding special items and fuel (cents)	8.11	8.06	0.7%	8.33	8.35	(0.3)%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	8.06	7.93	1.7%	8.31	8.27	0.5%

Express*
Revenue passenger miles (millions)	2,737	2,858	(4.2)%	8,025	7,906	1.5%
Available seat miles (millions)	3,559	3,729	(4.6)%	10,739	10,639	0.9%
Passenger load factor (percent)	76.9	76.6	0.3 pts	74.7	74.3	0.4 pts
Yield (cents)	29.07	26.11	11.3%	28.86	26.74	7.9%
Passenger revenue per ASM (cents)	22.35	20.01	11.7%	21.56	19.87	8.5%

Passenger enplanements (thousands)	7,135	7,381	(3.3)%	20,892	20,589	1.5%
Aircraft at end of period	281	281	—%	281	281	—%
Fuel consumption (gallons in millions)	86	88	(2.9)%	257	251	2.2%
Average aircraft fuel price including related taxes (dollars per gallon)	3.18	2.23	42.6%	3.13	2.24	39.8%

Operating cost per ASM (cents)	22.29	18.61	19.8%	22.12	19.05	16.1%
Operating cost per ASM excluding special items (cents)	22.29	18.61	19.8%	22.11	19.06	16.0%
Operating cost per ASM excluding special items and fuel (cents)	14.63	13.32	9.8%	14.64	13.78	6.2%

Total Mainline & Express
Revenue passenger miles (millions)	19,208	19,017	1.0%	54,326	52,648	3.2%
Available seat miles (millions)	22,592	22,872	(1.2)%	65,923	64,801	1.7%
Passenger load factor (percent)	85.0	83.1	1.9 pts	82.4	81.2	1.2 pts
Yield (cents)	15.94	14.79	7.8%	16.13	15.03	7.3%
Passenger revenue per ASM (cents)	13.56	12.30	10.2%	13.29	12.21	8.8%
Total revenue per ASM (cents)	15.21	13.90	9.4%	15.02	13.89	8.1%

Passenger enplanements (thousands)	20,655	20,868	(1.0)%	60,715	59,442	2.1%
Aircraft at end of period	620	620	—%	620	620	—%
Fuel consumption (gallons in millions)	375	376	(0.5)%	1,090	1,062	2.5%
Average aircraft fuel price including related taxes (dollars per gallon)	3.14	2.18	44.0%	3.11	2.20	41.5%

Operating cost per ASM (cents)	14.41	12.52	15.1%	14.53	12.85	13.1%
Operating cost per ASM excluding special items (cents)	14.35	12.51	14.7%	14.50	12.85	12.8%
Operating cost per ASM excluding special items and fuel (cents)	9.14	8.92	2.5%	9.36	9.24	1.2%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	9.10	8.81	3.3%	9.34	9.18	1.8%

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Reconciliation of Net Income Excluding Special Items	(In millions, except share and per share amounts)		(In millions, except share and per share amounts)

Net income as reported	$76	$240	$53	$475
Special items:
Special items, net (1)	13	3	22	(1)
Express operating special items, net (2)	—	—	1	(1)
Nonoperating special items, net (3)	(15)	—	(7)	(53)
Non-cash tax provision (4)	21	—	21	—

Net income as adjusted for special items	$95	$243	$90	$420

	3 Months Ended		9 Months Ended
Reconciliation of Basic and Diluted Earnings Per Share	September 30,		September 30,
As Adjusted for Special Items	2011	2010	2011	2010

Net income as adjusted for special items	$95	$243	$90	$420

Shares used for computation (in thousands):
Basic	162,090	161,464	161,999	161,290

Diluted	201,278	204,535	201,662	200,775

Income per share as adjusted for special items:
Basic	$0.59	$1.50	$0.56	$2.60

Diluted (5)	$0.51	$1.23	$0.54	$2.17

	3 Months Ended		9 Months Ended
	September 30,		September 30,
Reconciliation of Operating Income Excluding Special Items	2011	2010	2011	2010

Operating income as reported	$180	$315	$318	$676

Special items:
Special items, net (1)	13	3	22	(1)
Express operating special items, net (2)	—	—	1	(1)

Operating income as adjusted for special items	$193	$318	$341	$674

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended		9 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	September 30,		September 30,
Items, Fuel and Profit Sharing - Mainline only	2011	2010	2011	2010

Total operating expenses	$3,256	$2,864	$9,582	$8,325
Less Express expenses:
Fuel	(273)	(197)	(803)	(562)
Other	(521)	(497)	(1,573)	(1,465)

Total mainline operating expenses	2,462	2,170	7,206	6,298

Special items, net (1)	(13)	(3)	(22)	1

Mainline operating expenses, excluding special items	2,449	2,167	7,184	6,299

Aircraft fuel and related taxes	(905)	(625)	(2,587)	(1,775)

Mainline operating expenses, excluding special items and fuel	1,544	1,542	4,597	4,524
Profit sharing	(10)	(25)	(10)	(43)

Mainline operating expenses, excluding special items, fuel and profit sharing	$1,534	$1,517	$4,587	$4,481

(In cents)
Mainline operating expenses per ASM	$12.93	$11.34	$13.06	$11.63

Special items, net per ASM (1)	(0.07)	(0.01)	(0.04)	—

Mainline operating expenses per ASM, excluding special items	12.87	11.32	13.02	11.63

Aircraft fuel and related taxes per ASM	(4.75)	(3.26)	(4.69)	(3.28)

Mainline operating expenses per ASM, excluding special items and fuel	8.11	8.06	8.33	8.35

Profit sharing per ASM	(0.05)	(0.13)	(0.02)	(0.08)

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$8.06	$7.93	$8.31	$8.27

Note: Amounts may not recalculate due to rounding.

	3 Months Ended		9 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	September 30,		September 30,
Items and Fuel - Express only	2011	2010	2011	2010

Total Express operating expenses	$794	$694	$2,376	$2,027

Express operating special items, net (2)	—	—	(1)	1

Express operating expenses, excluding special items	794	694	2,375	2,028

Aircraft fuel and related taxes	(273)	(197)	(803)	(562)

Express operating expenses, excluding special items and fuel	$521	$497	$1,572	$1,466

(In cents)
Express operating expenses per ASM	$22.29	$18.61	$22.12	$19.05
Express operating special items, net per ASM (2)	—	—	(0.01)	0.01

Express operating expenses per ASM, excluding special items	22.29	18.61	22.11	19.06

Aircraft fuel and related taxes per ASM	(7.67)	(5.29)	(7.48)	(5.28)

Express operating expenses per ASM, excluding special items and fuel	$14.63	$13.32	$14.64	$13.78

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended		9 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	September 30,		September 30,
Items, Fuel and Profit Sharing - Total Mainline and Express	2011	2010	2011	2010

Total operating expenses	$3,256	$2,864	$9,582	$8,325

Special items:
Special items, net (1)	(13)	(3)	(22)	1
Express operating special items, net (2)	—	—	(1)	1

Total operating expenses, excluding special items	3,243	2,861	9,559	8,327

Fuel:
Aircraft fuel and related taxes — mainline	(905)	(625)	(2,587)	(1,775)
Aircraft fuel and related taxes — express	(273)	(197)	(803)	(562)

Total operating expenses, excluding special items and fuel	2,065	2,039	6,169	5,990

Profit sharing	(10)	(25)	(10)	(43)

Total operating expenses, excluding special items, fuel and profit sharing	$2,055	$2,014	$6,159	$5,947

(In cents)
Total operating expenses per ASM	$14.41	$12.52	$14.53	$12.85

Special items per ASM:
Special items, net (1)	(0.06)	(0.01)	(0.03)	—
Express operating special items, net (2)	—	—	—	—

Total operating expenses per ASM, excluding special items	14.35	12.51	14.50	12.85

Fuel per ASM:
Aircraft fuel and related taxes — mainline	(4.01)	(2.73)	(3.92)	(2.74)
Aircraft fuel and related taxes — express	(1.21)	(0.86)	(1.22)	(0.87)

Total operating expenses per ASM, excluding special items and fuel	9.14	8.92	9.36	9.24

Profit sharing per ASM	(0.04)	(0.11)	(0.01)	(0.07)

Total operating expenses per ASM, excluding special items, fuel and profit sharing	$9.10	$8.81	$9.34	$9.18

Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

1)
The 2011 third quarter included $13 million in net special charges primarily consisting of $11 million in legal costs incurred in connection with the Delta slot transaction and auction rate securities arbitration as well as $2 million in severance costs. The 2011 nine month period included $22 million in net special charges primarily consisting of $19 million in legal costs incurred in connection with the Delta slot transaction and auction rate securities arbitration as well as $3 million in severance costs. The 2010 third quarter included $3 million in other net special charges. The 2010 nine month period included $1 million in net special credits related to a $16 million refund of Aviation Security Infrastructure Fees (“ASIF”) paid to the Transportation Security Administration (“TSA”) during the years 2005 to 2009, offset by net special charges of $10 million, which included a settlement and corporate transaction costs, and $5 million in aircraft costs as a result of capacity reductions.

2)
The 2011 nine month period included $1 million in other special charges incurred by our Express subsidiary. The 2010 nine month period included a $1 million refund for our Express subsidiaries of ASIF paid to the TSA during the years 2005 to 2009.

3)
The 2011 third quarter included a $15 million special credit in connection with an award received in an arbitration involving investments in auction rate securities. The 2011 nine month period included $7 million of net special credits related to the $15 million credit discussed above, offset in part by $6 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs as well as $2 million of losses related to investments in auction rate securities. The 2010 nine month period included $53 million of net realized gains related to the sale of certain investments in auction rate securities.

4)
The 2011 third quarter and nine month periods included a special non-cash tax charge of $21 million in connection with the sale of our final investment in auction rate securities in July 2011. This charge recognizes in the statement of operations the tax provision that was recorded in other comprehensive income, a subset of stockholders’ equity, in the fourth quarter of 2009. For a further explanation of this provision, please see “Footnote 5 — Income Taxes” to the consolidated financial statements included in the Form 10-Q for the quarter ended September 30, 2011.

5)
The 2011 and 2010 third quarter diluted EPS excludes $7 million and $9 million of interest expense, net of profit sharing, respectively, related to the Company’s 7.25% and 7% convertible notes. The 2011 and 2010 nine month period diluted EPS excludes $19 million and $17 million of interest expense, net of profit sharing, respectively, related to the Company’s 7.25% convertible notes.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2011	December 31, 2010
Assets

Current assets
Cash and cash equivalents	$2,043	$1,859
Accounts receivable, net	390	311
Materials and supplies, net	279	231
Prepaid expenses and other	591	508

Total current assets	3,303	2,909

Property and equipment
Flight equipment	4,326	4,134
Ground property and equipment	896	843
Less accumulated depreciation and amortization	(1,462)	(1,304)

	3,760	3,673
Equipment purchase deposits	179	123

Total property and equipment	3,939	3,796

Other assets
Other intangibles, net	459	477
Restricted cash	384	364
Investments in marketable securities	—	57
Other assets	232	216

Total other assets	1,075	1,114

Total assets	$8,317	$7,819

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	$484	$397
Accounts payable	414	386
Air traffic liability	1,116	861
Accrued compensation and vacation	189	245
Accrued taxes	157	149
Other accrued expenses	922	802

Total current liabilities	3,282	2,840

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,987	4,003
Deferred gains and credits, net	313	336
Employee benefit liabilities and other	576	556

Total noncurrent liabilities and deferred credits	4,876	4,895

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	2,121	2,115
Accumulated other comprehensive income	30	14
Accumulated deficit	(1,994)	(2,047)

Total stockholders’ equity	159	84

Total liabilities and stockholders’ equity	$8,317	$7,819